EXHIBIT 4.7

Statement of Resolution Regarding

Series of Preferred Stock

of

TGC Industries, Inc.

Pursuant to the provisions of Article 2.13 of the Texas Business Corporation Act, and the Articles of Incorporation, as amended, of the undersigned Corporation, the Corporation submits the following with respect to its Statement of Resolution Establishing its Series C 8% Convertible Exchangeable Preferred Stock for the purpose of modifying certain terms of the Series C Preferred Stock, which Statement of Resolution was originally filed with the Secretary of State of Texas on July 9, 1996, and was modified by Statements of Resolution filed with the Secretary of State of Texas on July 22, 1998, December 9, 1998, December 30, 1998, July 2, 1999, December 4, 2001, and December 11, 2002.

1.                                       The name of the Corporation is TGC Industries, Inc.; and

2.                                       A resolution adopting the Statement of Resolution Regarding Series C 8% Convertible Exchangeable Preferred Stock is attached as Exhibit “A” hereto and incorporated herein by reference.  Such resolution was duly adopted by all necessary action on the part of the Corporation at a Special Meeting of the Board of Directors of the Corporation held on September 24, 2004.

Dated September 29, 2004.

TGC INDUSTRIES, INC.

	By:	/s/	Rice M. Tilley, Jr.
Rice M. Tilley, Jr.,
Assistant Secretary

EXHIBIT “A”

AMENDMENT TO

STATEMENT OF RESOLUTION REGARDING

SERIES C 8% CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

of

TGC INDUSTRIES, INC.

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article 4.b of the Corporation’s Restated Articles of Incorporation, as amended, the Corporation hereby approves an amendment to its Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock (the “Preferred Stock”), which Statement of Resolution was originally filed with the Secretary of State of Texas on July 9, 1996, and was amended by Statements of Resolution filed with the Secretary of State of Texas on July 22, 1998, December 9, 1998, December 30, 1998, July 2, 1999, December 4, 2001, and December 11, 2002, by adopting the following amendment to subparagraph 3.(d) thereof to reduce the conversion price per share of Common Stock for a period of time beginning on September 24, 2004, and ending on January 31, 2005, so that such subparagraph 3.(d) of such Statement of Resolution shall read in its entirety as set forth below.  Except as amended as set forth below (and except as amended by the amendment dated December 3, 2002), the Statement of Resolution Establishing Series C 8% Convertible Exchangeable Preferred Stock as filed with the Secretary of State on July 9, 1996, shall remain in full force and effect.

“(d)                           Conversion Ratio.  Each share of Preferred Stock may, at the discretion of the holder thereof, be converted into shares of Common Stock of the Corporation at the conversion price per share as follows:  (i) during the period beginning on September 24, 2004, and ending at the close of business on January 31, 2005, at the conversion price per share of Common Stock of Two Dollars ($2.00); and (ii) thereafter, the conversion price per share of Common Stock of Six Dollars ($6.00), as such conversion price may be adjusted and readjusted from time to time in accordance with subparagraph 3.(g) hereof (such conversion price, as adjusted and readjusted and in effect at any time, being herein called the “Conversion Price” or the “Conversion Ratio”), into the number of fully paid and non-assessable shares of Common Stock determined by dividing (x) the $5.00 per share price of the Preferred Stock to be so converted by (y) the Conversion Price in effect at the time of such conversion.  The Conversion Ratios referred to above will be subject to adjustment as set forth in subparagraph 3.(g).”

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